Exhibit 99.1

INDEPENDENT
BANK CORP.
Parent of Rockland Trust Company

Shareholder Relations	NEWS RELEASE
288 Union Street, Rockland, MA 02370	Contact:

Chris Oddleifson
President and
      Chief Executive Officer
(781) 982-6660

       Denis K. Sheahan
                    Chief Financial Officer
(781) 982-6341

INDEPENDENT BANK CORP. ANNOUNCES FIRST QUARTER 2003 RESULTS

                Rockland, Massachusetts (April 10, 2003). Independent Bank Corp., (NASDAQ:  INDB), parent of Rockland Trust Company, today announced that net income for the quarter ended March 31, 2003 was $2.4 million, a decrease of $4.4 million, or 64.5%, from the quarter ended March 31, 2002.  Diluted earnings per share were $0.17, a 59.5% decrease compared to the same period last year.  As recently announced, a $4.1 million charge to earnings, required due to a retroactive change to Massachusetts tax law, was the primary reason for the decrease in first quarter net income.  That charge resulted in a $0.28 per share decrease in this quarter’s earnings.

                Comparing first quarter 2003 to the first quarter 2002, net interest income decreased $0.6 million, or 2.3%, and the net interest margin decreased to 4.52% for the three month period ended March 31, 2003 from 4.90% for the three month period ended March 31, 2002.   The compression in the net interest margin can be attributed to the repricing of assets at historically low levels without a proportional decrease in rates paid on deposits and borrowings.  Management anticipates that the net interest margin will continue to contract in the coming months as the uncertainty of global events and a weak economy continue to suppress interest rates.  Management continues its focus on long-term earnings growth and maintains a disciplined approach to asset generation in this low rate environment.  Loan generation has focused on adjustable rate or short-term fixed rate products and investment purchases are generally short-term with limited extension risk.  The Bank’s loan portfolio grew by $160.7 million from March 31, 2002 to March 31, 2003. Adjustable rate loan products grew by $164.3 million from March 31, 2002 to March 31, 2003, while the fixed rate loan portfolio decreased by $3.6 million during the same period.

                Non-interest income improved by $0.4 million, or 7.5%, for the quarter ended March 31, 2003, as compared to the same period last year.  Deposit service charge revenue increased by $0.3 million, or 14.1%, reflecting growth in core deposits and lower earnings credit rates. Investment Management revenue decreased $0.6 million, or 36.4%, due to the general performance of the equities market and higher estate and trust distribution fees of $0.3 million experienced during the first quarter of 2002.  The increase of $0.4 million in Mortgage Banking Income is attributable to a strong refinance market.  The balance of the mortgage servicing asset was $2.2 million and loans serviced amounted to $374.2 million as of March 31, 2003.  Security gains were $247,000 in the first quarter of 2003 compared to no security gains or losses in the first quarter of 2002.

                Non-interest expense increased by $1.1 million, or 6.5%, for the period ended March 31, 2003, as compared to the same period in the prior year.  Salaries and employee benefits increased by $1.7 million, or 18.5%, due to additions to staff needed to support continued growth, merit increases, increases in performance based incentive compensation, executive retirement costs, and commissions related to mortgage originations. Occupancy and equipment related expense increased by $0.2 million, or 7.1%, due to increased snow removal costs resulting from record snow fall and higher energy costs.  Other non-interest expenses decreased by $0.7 million, or 13.9%, mainly due to decreases in costs associated with information technology consulting, advertising, executive recruitment, and a lower loss on a CRA equity investment.

                Total assets increased by $65.3 million, or 2.9%, from fiscal year-end 2002 to a total of $2.4 billion at March 31, 2003.   Total loans increased by $42.4 million, or 3.0%, during the three months ended March 31, 2003. The increases were mainly in commercial and industrial, residential real estate, and commercial real estate loans, which increased $13.9 million, or 9.2%, $13.5 million, or 4.8%, and $13.4 million, or 2.6%, respectively. Consumer loans decreased $2.8 million, or 0.7%,  primarily due to a decrease in indirect auto loans.

                Total deposits of $1.7 billion at March 31, 2003 were consistent with year-end 2002. However, core deposits increased by $9.6 million, or 0.8%, which enabled the Company to manage down the balance of the more expensive time deposits by $9.5 million, or 2.0%, contributing to a reduction in its overall cost of funds from 2.26% to 2.09% from the fourth quarter 2002 to the first quarter 2003.  Asset growth was funded with increased levels of short-term borrowings.

                Stockholders’ equity as of March 31, 2003 totaled $161.4 million as compared to $161.2 million at December 31, 2002.  The Tier 1 leverage capital ratio at March 31, 2003 was 7.14%, which exceeded minimum requirements.

                The Company’s strong underwriting guidelines and resilient local economy continue to result in very strong asset quality.  Non-performing assets totaled $4.1 million at March 31, 2003 (0.18% of total assets), as compared to the $3.1 million (0.13% of total assets) reported at December 31, 2002.  The Company’s total allowances for loan losses (including the credit quality discount of $0.5 million at both March 31, 2003 and December 31, 2002, respectively), as a percentage of the loan portfolio was 1.52% at March 31, 2003 and 1.53% at December 31, 2002.   The Company’s coverage ratio at March 31, 2003 is almost six times nonperforming loans.

The provision for loan losses was $0.9 million for the quarter ended March 31, 2003, compared to $1.2 million for the same period last year.

                Rockland Trust is a member of the Financial Institutions Retirement Fund, a defined benefit pension plan. Management has been notified by the administrator that, primarily due to the poor performance of the equities markets in the last several years, a contribution will be required for the plan year beginning July 1, 2003 and ending June 30, 2004.  The contribution calculation is not yet finalized and is expected to be approximately $1.5 million pre-tax.  Management expects to wholly or partially mitigate the impact of this charge to earnings through a combination of revenue enhancements and expense reductions.

                Chris Oddleifson, Chief Executive Officer and President of Independent Bank Corp. and Rockland Trust Company, stated that:  “While earnings decreased from the prior year level, there are many positive signs in the first quarter earnings report; strong loan growth, a continued improvement in deposit mix, and remarkable asset quality.  As expected, the net interest margin fell to 4.52% for the quarter.  This partially reflects management’s actions to improve asset sensitivity and limit interest rate risk in this historically low rate environment.  As the new Chief Executive of INDB, I am focused and energized by the enthusiasm of my colleagues, the potential for the market in which we operate, and the prospects for the future of INDB.”

Douglas H. Philipsen, Christopher Oddleifson, and Denis K. Sheahan, Chairman of the Board, Chief Executive Officer and President, and Chief Financial Officer, respectively,  of Independent Bank Corp., will host a conference call to discuss first quarter earnings at 10:00 a.m. Eastern Daylight Time on Monday, April 14, 2003.  Internet access to the call is available by going to the Company’s website at http://www.rocklandtrust.com or by telephonic access by dial-in at 1-888-588-7930 (password — INDB).  A replay of the call will be available two hours after the completion of the conference call from April 14, 2003 to April 17, 2003 at midnight by calling 1-800-642-1687 (Conference ID 7407747).

                In comparing the results for the first quarter of 2003 to the first quarter of 2002 please note the following:

•                    In the third quarter of 2002 the Company adopted the Statement of Financial Accounting Standards No. 147, “Acquisition of Certain Financial Institutions.”    This accounting standard provided for the nonamortization of goodwill effective January 1, 2002 and requires that prior periods be adjusted to reflect the new standard.  The impact of this adjustment is an increase of $443,000 or $0.03 per diluted share to net income in the first quarter of 2002.

•                    In addition the Company wrote off $738,000, net of tax, of unamortized issuance costs related to the redemption of trust preferred securities as a direct charge to equity in the first quarter of 2002 in accordance with GAAP.  This charge is included in the calculation of earnings per share.

Independent Bank Corp.’s sole bank subsidiary, Rockland Trust Company, currently has $2.4 billion in assets, 52 retail branches, seven commercial lending centers and three Investment Management offices located in the Plymouth, Barnstable, Norfolk and Bristol counties of Southeastern Massachusetts.  To find out more about Rockland Trust Company and its products visit our web site at www.rocklandtrust.com.

This press release contains certain “forward-looking statements” with respect to the financial condition, results of operations and business of the Company.  Actual results may differ from those contemplated by these statements.  The Company wishes to caution readers not to place undue reliance on any forward-looking statements. The Company disclaims any intent or obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise.

INDEPENDENT BANK CORP. FINANCIAL SUMMARY

(Dollars in Thousands - Unaudited)

CONSOLIDATED BALANCE SHEETS

	March 31, 2003	December 31, 2002	Percent Change

Assets
Cash and Due From Banks	$73,716	$71,317	3.36%
Fed Funds Sold & Short Term Investments	—	3,169	—
Investments
Trading Assets	1,089	1,075	1.30%
Investments Available for Sale	533,236	501,828	6.26%
Investments Held to Maturity	140,806	149,071	-5.54%
Federal Home Loan Bank Stock	19,988	17,036	17.33%
Total Investments	695,119	669,010	3.90%
Loans
Commercial & Industrial	165,501	151,591	9.18%
Commercial Real Estate	524,545	511,102	2.63%
Residential Real Estate	294,960	281,452	4.80%
Real Estate Construction	63,733	59,371	7.35%
Consumer - Installment	314,776	323,501	-2.70%
Consumer - Other	110,505	104,585	5.66%
Total Loans	1,474,020	1,431,602	2.96%
Less - Allowance for Loan Losses	(21,924)	(21,387)	2.51%
Net Loans	1,452,096	1,410,215	2.97%
Bank Premises and Equipment	30,657	30,872	-0.70%
Goodwill	36,236	36,236	0.00%
Other Real Estate Owned	227	—	—
Other Assets	62,581	64,553	-3.05%
Total Assets	$2,350,632	$2,285,372	2.86%

Liabilities and Stockholders' Equity
Deposits
Demand Deposits	$411,403	$429,042	-4.11%
Savings and Interest Checking Accounts	471,822	464,318	1.62%
Money Market and Super Interest Checking Accounts	340,507	320,819	6.14%
Time Certificates of Deposit	465,083	474,553	-2.00%
Total Deposits	1,688,815	1,688,732	0.00%
Fed Funds Purchased and Assets Sold
Under Repurchase Agreements	55,042	58,092	-5.25%
Federal Home Loan Bank Borrowings	361,758	297,592	21.56%
Treasury Tax and Loan Notes	571	6,471	-91.18%
Total Borrowings	417,371	362,155	15.25%
Total Deposits and Borrowings	2,106,186	2,050,887	2.70%
Other Liabilities	35,298	25,469	38.59%
Company-Obligated Mandatory Redeemable Securities of Subsidiary Holding Solely Parent Company Debenture of the Corporation	47,797	47,774	0.05%
Stockholders' Equity	161,351	161,242	0.07%
Total Liabilities and Stockholders' Equity	$2,350,632	$2,285,372	2.86%

INDEPENDENT BANK CORP. FINANCIAL SUMMARY

(Dollars in Thousands - Unaudited)

CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended
	March 31,		Percent
	2003	2002 (1)	Change

INTEREST INCOME
Interest on Fed Funds Sold & Short Term Investments	$—	$45	—
Interest and Dividends on Securities	8,364	10,486	-20.24%
Interest on Loans	23,999	24,521	-2.13%
Total Interest Income	32,363	35,052	-7.67%
INTEREST EXPENSE
Interest on Deposits	4,710	6,865	-31.39%
Interest on Borrowed Funds	3,951	3,934	0.43%
Total Interest Expense	8,661	10,799	-19.80%
Net Interest Income	23,702	24,253	-2.27%
Less - Provision for Loan Losses	930	1,200	-22.50%
Net Interest Income after Provision for Loan Losses	22,772	23,053	-1.22%
NON-INTEREST INCOME
Service Charges on Deposit Accounts	2,663	2,335	14.05%
Investment Management Services Income	1,001	1,575	-36.44%
Mortgage Banking Income	1,396	1,001	39.46%
BOLI Income	463	458	1.09%
Net Gain on Sale of Securities	247	—	—
Other Non-Interest Income	655	610	7.38%
Total Non-Interest Income	6,425	5,979	7.46%
NON-INTEREST EXPENSE
Salaries and Employee Benefits	10,705	9,031	18.54%
Occupancy and Equipment Expenses	2,407	2,248	7.07%
Data Processing & Facilities Management	1,058	1,081	-2.13%
Other Non-Interest Expense	4,241	4,927	-13.92%
Total Non-Interest Expense	18,411	17,287	6.50%
Minority Interest	1,090	1,469	-25.80%
INCOME BEFORE INCOME TAXES	9,696	10,276	-5.64%
PROVISION FOR INCOME TAXES (2)	7,266	3,432	111.71%
NET INCOME	$2,430	$6,844	-64.49%
Less: Trust Preferred Issuance Costs Write-off (net of tax)	$—	$738	—
Net Income Available to Common Shareholders	$2,430	$6,106	-60.20%

BASIC EARNINGS PER SHARE	$0.17	$0.43	-60.47%
DILUTED EARNINGS PER SHARE	$0.17	$0.42	-59.52%
BASIC AVERAGE SHARES	14,497,817	14,346,304	1.06%
DILUTED AVERAGE SHARES	14,659,280	14,591,809	0.46%
PERFORMANCE RATIOS:
Net Interest Margin (FTE)	4.52%	4.90%	-7.76%
Return on Average Assets	0.42%	1.26%	-66.67%
Return on Average Equity	5.91%	20.12%	-70.63%

(1) Reflects the restatement of the three months ended March 31, 2002 for the nonamortization of goodwill in accordance with SFAS No. 147.

(2) Included in the Provision for Income Taxes is the impact of interest and state excise tax assessed on the REIT of $4.1 million, net of any applicable tax benefits.

INDEPENDENT BANK CORP.

SUPPLEMENTAL FINANCIAL INFORMATION

CONSOLIDATED AVERAGE BALANCE SHEET AND AVERAGE RATE DATA

(Unaudited - Dollars in Thousands)

		Quarter Ended March 31,
		2003			2002
			Interest			Interest
	Ending	Average	Earned/	Yield/	Average	Earned/	Yield/
	Balance	Balance	Paid	Rate	Balance	Paid	Rate
Interest-earning Assets:
Federal Funds Sold and Assets Purchased Under Resale Agreement	$-	$50	—	—	$9,063	$45	1.99%
Trading Assets	1,089	1,075	14	5.21%	1,150	3	1.04%
Taxable Investment Securities	644,111	628,049	7,700	4.90%	643,132	9,857	6.13%
Non-taxable Investment Securities (1)	49,919	56,759	985	6.94%	54,487	948	6.96%
Loans (1)	1,474,020	1,448,261	24,074	6.65%	1,303,802	24,583	7.54%
Total Interest-Earning Assets	$2,169,139	$2,134,194	32,773	6.14%	$2,011,634	$35,436	7.05%
Cash and Due from Banks	73,716	62,441			58,520
Other Assets	107,777	99,716			103,173
Total Assets	$2,350,632	$2,296,351			$2,173,327
Interest-bearing Liabilities:
Savings and Interest Checking Accounts	$471,822	$452,875	511	0.45%	$409,464	$828	0.81%
Money Market & Super Interest Checking Accounts	340,507	332,601	1,041	1.25%	271,818	1,314	1.93%
Time Deposits	465,083	468,486	3,158	2.70%	527,944	4,723	3.58%
Federal Funds Sold and Assets Purchased Under Resale Agreement	55,042	55,838	138	0.99%	67,677	193	1.14%
Treasury Tax and Loan Notes	571	2,458	3	0.49%	5,248	16	1.22%
Federal Home Loan Bank borrowings	361,758	347,776	3,810	4.38%	309,379	3,725	4.82%
Total Interest-Bearing Liabilities	$1,694,783	$1,660,034	8,661	2.09%	$1,591,530	$10,799	2.71%
Demand Deposits	411,403	399,030			364,531

Company-Obligated Mandatorily Redeemable Securities of Subsidiary Holding Solely Parent Company Debentures of the Corporation	47,797	47,782			59,394
Other Liabilities	35,298	25,069			21,791
Total Liabilities	$2,189,281	$2,131,915			$2,037,246
Stockholders' Equity	161,351	164,436			136,081
Total Liabilities and Stockholders' Equity	$2,350,632	$2,296,351			$2,173,327

Net Interest Income			$24,112			$24,637

Interest Rate Spread (2)				4.05%			4.34%

Net Interest Margin (3)				4.52%			4.90%

(1)  The total amount of adjustment to present interest income and yield on a fully tax-equivalent basis is $410 for the three months ended March 31, 2003 and $384 for the three months ended March 31, 2002.

(2)  Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.  Net interest margin represents annualized net interest income as a percent of average interest-earning assets.

(3)  Reflects the restatement of the three months ended March 31, 2002 for the nonamortization of goodwill in accordance with SFAS No. 147.

	As Of
	March 31,	December 31,
	2003	2002
Asset Quality
Non-performing Loans	3,912	3,077
Non-performing Assets	4,139	3,077
Net charge-offs	393	1,453
Net charge-offs to average loans	0.11%	0.11%
Loans 90 days past due & still accruing	277	261
Non-performing Loans/Gross Loans	0.27%	0.21%
Allowance for Loan Loss/Non-performing Loans	560.43%	695.06%
Loans/Total Deposits	87.28%	84.77%
Allowance/Total Loans	1.49%	1.49%
Total Allowances for Loan Loss (including Credit Quality
Discount)/Non-performing Loans	572.37%	711.89%
Total Allowances (including Credit Quality Discount)/Total Loans	1.52%	1.53%

Financial Ratios
Book Value per Share	$11.11	$11.15
Tangible Capital/Tangible Asset	5.41%	5.56%
Tangible Book Value per Share	$8.62	$8.64
Tangible Book Value per Share (proforma to include the deductibility of goodwill)	$9.49	$9.52

Capital Adequacy
Tier one leverage capital ratio (1)	7.14%	7.10%

(1) Estimated number for March 31, 2003